UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 20, 2014

CUBIST PHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36151	22-3192085
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices, including Zip Code)

(781) 860-8660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2014, Cubist Pharmaceuticals, Inc., or Cubist, announced the appointment of Robert J. Perez, 50, as President and Chief Executive Officer effective January 1, 2015.  Prior to his appointment, Mr. Perez served as Cubist’s President and Chief Operating Officer since July 2012 and has been a member of the Board of Directors since June 2014.  Upon becoming Chief Executive Officer of Cubist, Mr. Perez will no longer serve as Chief Operating Officer of Cubist.  Additional biographical information about Mr. Perez is contained in our Proxy Statement on Schedule 14A furnished to the SEC on April 21, 2014 and incorporated by reference herein.

In connection with his appointment as Chief Executive Officer of Cubist, Mr. Perez’s annual base salary will be increased from $700,000 to $800,000, effective January 1, 2015.  Mr. Perez is entitled to continue to participate in Cubist’s Management Incentive Plan, or MIP. The target cash award under the MIP for Mr. Perez is 100% of his 2015 base salary and will be based 100% on Cubist’s achievement of its 2015 corporate goals.  Mr. Perez will also enter into a new retention agreement with Cubist.  Below is a brief summary of the terms and conditions of Mr. Perez’s retention letter (which we will file as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014):

•                  It has a three year term, except that in the case of a change of control (as defined in the retention letter), the term is automatically extended until two years following the change of control, if later.

•                  It provides that Mr. Perez will receive severance payments equal to 24 months of his base salary upon a termination by Cubist without cause (as defined in the retention letter), plus Mr. Perez will receive a payment equal to the previous year’s actual bonus payment.

•                  It provides that, upon a termination by Cubist without cause or by Mr. Perez for good reason (as defined in the retention letter) within 24 months following a change of control, the following will occur:

•                  Mr. Perez will receive a lump-sum severance payment equal to 24 months of his base salary plus an amount equal to the greater of the target bonus for the year in which the termination occurs and the previous year’s actual bonus payment;

•                  All of the unvested equity-based compensation held by Mr. Perez will fully vest and all restrictions thereon will lapse; and

•                  It provides that Mr. Perez will receive benefits continuation for a period of up to 24 months through reimbursement by Cubist for its portion of payments to continue health benefits.

Mr. Perez succeeds Michael Bonney, who is retiring as Chief Executive Officer of Cubist effective December 31, 2014.  Mr. Bonney will remain a director of Cubist and has been elected Non-Executive Chairman of the Board of Directors of Cubist effective January 1, 2015.  Kenneth Bate will transition from Non-Executive Chairman of the Board of Directors of Cubist to Lead Independent Director also effective January 1, 2015.

Pursuant to the terms of his separation agreement, Mr. Bonney’s outstanding stock option awards will become fully vested and exercisable as of December 31, 2014 to the extent such stock option awards are unvested as of such date and will remain exercisable through the earlier of December 31, 2017 or the expiration date of the relevant stock option.  In addition, Mr. Bonney’s performance-based restricted stock unit awards held as of December 31, 2014 will continue to vest in accordance with their respective terms without regard to any service-based vesting conditions.  The foregoing description is only a summary of the separation agreement with Mr. Bonney, a copy of which we will file as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014.

Item 9.01 Financial Statements and Exhibits.

(d)              Exhibits

99.1                        Press Release, dated October 20, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cubist Pharmaceuticals, Inc.

By:	/S/ THOMAS J. DESROSIER
Name:	Thomas J. DesRosier
Title:	Executive Vice President, Chief Legal and Administrative Officer

Date: October 20, 2014

EXHIBIT INDEX

99.1                        Press Release, dated October 20, 2014.